Exhibit 4.5

EXCLUSIVE CALL OPTION AGREEMENT

This Exclusive Call Option Agreement (this “Agreement”) is entered into in Beijing, the People’s Republic of China (the “PRC” or “China”, which for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) as of November 4, 2020 by and among:

Party A: Shanghai SINA Leju Information Technology Co., Ltd.

Address: Room 204-B, 128 North Zhangjiabang Road, Free Trade Pilot Zone (Shanghai), China

Party B: Xudong ZHU

Address: 5F, Gravity Building, No.788, Guangzhong Road, Jing’an District, Shanghai

Party C: Beijing Yisheng Leju Information Services Co., Ltd.

Address: Rooms 806-810, Ideal Plaza, 58 Bei Si Huan Xi Road, Haidian District, Beijing

(Each of Party A, Party B and Party C shall be hereinafter referred to as a “Party” individually, and they shall be collectively referred to as the “Parties”.)

Whereas:

1.                  Party B is a shareholder of Party C and as of the date hereof holds 80% of equity interest in Party C, representing RMB 8 million of the registered capital of Party C;

2.                  Party A and Party B have entered into a Loan Agreement (the “Loan Agreement”) on November 4, 2020, pursuant to which Party A acknowledges that it has provided Party B with a loan in the amount of RMB 8 million to be used by Party B as capital contribution to Party C.

Therefore, the Parties, after consultations, hereby agree as follows:

1                     Sale and Purchase of Equity Interest

1.1                    Grant of Option

Party B hereby irrevocably grants Party A an irrevocable and exclusive right to purchase any part or all of the equity interests in Party C then held by Party B in one or more than one installments at any time in such steps determined by Party A at it sole discretion to the extent permitted by PRC Laws at the price described in Section 1.3 herein (such rights shall be referred to as the “Equity Interest Purchase Option”). Except for Party A and the Designee(s), no other Person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party B. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A. The “person” referred to in this section and this Agreement shall mean any individual, company, joint venture, partnership, enterprise, trust or unincorporated organization.

1.2                     Steps for Exercise

Party A’s exercise of the Equity Interest Purchase Option shall be subject to compliance with the provisions of PRC Laws and Regulations. Party A may exercise the Equity Interest Purchase Option upon giving a written notice to Party B (the “Equity Interest Purchase Option Notice”), specifying: (a) Party A’s or the Designee’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased by Party A or the Designee(s) from Party B (the “Purchased Equity Interest”); and (c) the date for purchasing the Purchased Equity Interest and/or the date for transfer of the Purchased Equity Interest. After receiving the Equity Interest Purchase Option Notice, Party B shall, in accordance with Section 1.4 hereof, transfer all of the Purchased Equity Interest to Party A and/or the Designee(s).

1.3                   Purchase Price

The total price for Party A exercising the Equity Interest Purchase Option to purchase all equity interests in Party C of Party B shall be RMB 4.5 million; when Party A exercises the Equity Interest Purchase Option to purchase part of equity interests held by Party B in Party C, the Purchase Price shall be calculated on a pro-rata basis. But if the lowest price permitted by the then-effective PRC Laws is higher than the aforementioned price, the transfer price shall be the lowest price permitted by the PRC Laws (collectively, the “Purchase Price”).

1.4                    Transfer of Purchased Equity Interest

When Party A exercises the Equity Interest Purchase Option each time,

1.4.1                    Party B shall cause Party C to promptly convene a shareholders meeting, at which a resolution shall be adopted approving Party B’s transfer of the Purchased Equity Interest to Party A and/or the Designee(s);

1.4.2                    Party B shall obtain written statements from the other shareholders of Party C giving consent to the transfer of the equity interest to Party A and/or the Designee(s) and waiving any right of first refusal related thereto;

1.4.3                    Party B shall enter into an equity interest transfer contract with respect to each transfer with Party A and/or each Designee (whichever is applicable) in the form and substance satisfactory to Party A and/or the Designee(s), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice regarding the Purchased Equity Interest;

1.4.4                    Party B shall execute all other necessary contracts, agreements or documents with the relevant parties, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Purchased Equity Interest without any security interest to Party A and/or the Designee(s), and cause Party A and/or the Designee(s) to become the registered owner (s) of the Purchased Equity Interest. For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement, Party B’s Equity Pledge Agreement and Party B’s Powers of Attorney. For the purpose of this Agreement, “Party B’s Equity Pledge Agreement” shall refer to the Equity Pledge Agreement executed by and among Party A, Party B and Party C on the date hereof and any modification, amendment and restatement thereto.” For the purpose of this Agreement, Party B’s Powers of Attorney shall refer to the Powers of Attorney executed by Party B on the date hereof granting authorization to Party and any modification, amendment and restatement thereto.

1.5                    Payment

Considering that the Loan Agreement provides that any proceeds received by Party B from transfer of its equity interest in Party C shall be used for repayment of the loan (and any interest accrued thereon) to Party A by Party B pursuant to the Loan Agreement, Party A may upon its exercising the Equity Interest Call Option choose to pay the Purchase Price by canceling all debts owed by Party B to Party A, including, without limitation, the loans and interest accrued thereon owed by Party B to Party A (such debt is referred to as the “Offsetting Debt”); if no adjustment to the Purchase Price set forth herein is required by applicable laws, then Party A shall have no obligation to pay any additional price to Party B. In the event there is any mandatory provision of the PRC Laws in respect of the Purchase Price set forth herein, as a result of which the minimum Purchase Price permitted by law is higher than the Offsetting Debt, Party B hereby waives its right to obtain the portion of the price higher than the Offsetting Debt.

2                     Undertakings

2.1                     Undertakings Concerning Party C

Party B (as the shareholder of Party C) and Party C hereby undertake that:

2.1.1                    Without the prior written consent of Party A, Party B and Party C shall not in any manner supplement, change or amend the articles of association and bylaws of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2                    Party C shall maintain corporate existence in accordance with good financial and business standards and practices, obtain and maintain all necessary government licenses and permits by prudently and effectively operating its business and handling its affairs;

2.1.3                    Without the prior written consent of Party A, Party B and Party C shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any material assets of Party C or legal or beneficial interest in the material assets, businesses or income of Party C of more than RMB 1,000,000, or allow the encumbrance thereon of any security interest;

2.1.4                    Without the prior written consent of Party A, no debt shall be incurred, inherited, guaranteed or allowed to exist, except for accounts payable arising in the day-to-day business other than generated by borrowing;

2.1.5                    They shall always operate all of Party C’s businesses in ordinary course to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s operating status and asset value;

2.1.6                    Without the prior written consent of Party A, they shall not cause Party C to execute any major contract, except for the contracts executed in the ordinary course of business (for purpose of this subsection, a contract with a price exceeding RMB 1,000,000 shall be deemed as a major contract);

2.1.7                    Without the prior written consent of Party A, Party C shall not provide any person with any loan or credit;

2.1.8                    The information on Party C’s business operations and financial condition shall be provided to Party A at Party A’s request;

2.1.9                    If requested by Party A, Party C shall procure and maintain insurance in respect of Party C’s assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10             Without the prior written consent of Party A, Party C shall not merge or combine with, or make an acquisition of or investment in, any person;

2.1.11             The occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business or income shall be notified to Party A immediately;

2.1.12             To maintain the ownership of Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and make necessary or appropriate defenses against all claims;

2.1.13             Without the prior written consent of Party A, Party C shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s written request, Party C shall immediately distribute all distributable profits to its shareholders;

2.1.14             At the request of Party A, they shall appoint the designee(s) of Party A as director and senior officers of Party C;

2.1.15             Without Party A’s prior written consent, they shall not engage in any business in competition with Party A or its affiliates;

2.1.16             Unless mandatorily required by PRC Laws, Party C shall not be dissolved or liquated without prior written consent by Party A;

2.1.17             Once PRC Laws allow foreign investors to hold controlling and/or all interests in China in the principal business carried on by Party C and the relevant competent authorities of the PRC will accept application for such investment for approval, upon exercise of the Equity Purchase Option by Party A, Party B shall immediately transfer its equity interest in Party C to Party A or the Designee(s), and Party C shall cooperate with the completion of equity transfer procedures;

2.1.18             With respect to the undertaking applicable to Party C under this Article 2.1, Party B and Party C shall cause the Subsidiaries of Party C to comply with such undertaking to the extent applicable, as if they were Party C under corresponding articles.

2.2                     Undertakings of Party B

Party B hereby undertakes that:

2.2.1                    Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the creation thereon of any security interest, except for those created in accordance with Party B’s Equity Pledge Agreement and Party B’s Powers of Attorney;

2.2.2                    Party B shall cause the shareholders meeting and/or the directors (or the executive director) of Party C not to approve without the prior written consent of Party A the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the creation thereon of any security interest, except for those created in accordance with Party B’s Equity Pledge Agreement and Party B’s Powers of Attorney;

2.2.3                    Party B shall cause the shareholders meeting or the directors (or the executive director) of Party C not to approve without the prior written consent of Party A the merger or consolidation with any person, or the acquisition of or investment in any person;

2.2.4                    Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in Party C held by Party B;

2.2.5                    Party B shall cause the shareholders meeting or the directors (or the executive director) of Party C to approve the transfer of the Purchased Equity Interest as set forth in this Agreement and to take any and all other actions that may be requested by Party A;

2.2.6                    Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and defend against all claims as necessary or appropriate in order to maintain its ownership of the Equity Interest ;

2.2.7                    Party B shall appoint any designee(s) of Party A as director or senior management of Party C, at the request of Party A;

2.2.8                    Party B hereby waives its right of first of refusal to transfer of equity interest by any other shareholder of Party C to Party A (if any), and gives consent to execution by each other shareholder of Party C with Party A and Party C the Exclusive Call Option Agreement, the equity pledge agreement and the powers of attorney which are similar to this Agreement, Party B’s Equity Pledge Agreement and Party B’s Powers of Attorney, and undertakes not to take any action (if any) in conflict with such documents executed by the other shareholders;

2.2.9                    If Party B receives any profits, dividends, distributions, or liquidation proceeds from Party C, Party B shall promptly give them to Party A or any person designated by Party A to the extent not in violation of PRC Laws; and

2.2.10             Party B shall strictly abide the provisions of this Agreement and other agreements jointly or separately executed by and among Party B, Party C and Party A, make due performance of the obligations under these agreements, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. To the extent that Party B has any remaining rights with respect to the equity interests subject to this Agreement or under the Party B’s Equity Pledge Agreement or under the Party B’s Powers of Attorney, Party B shall not exercise such rights except in accordance with the written instructions of Party A.

3                     Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Purchased Equity Interest, that:

3.1                     They have the power, capacity and authority to enter into and deliver this Agreement and any equity transfer contract to which it is a party for each transfer of the Purchased Equity Interests hereunder (each, an “Assignment Contract”) and to perform its obligations hereunder and under any Assignment Contract. Party B and Party C agree that upon exercise of Party A’s right to purchase the Equity Interest, they will execute a transfer contract consistent with the terms of this Agreement. Upon execution of this Agreement and each Assignment Contract to which it is a party, constitutes or will constitute a legal, valid and binding obligation for it and is enforceable against it in accordance with its terms and conditions;

3.2                     Party B and Party C have obtained any and all approvals and consents from government authorities and third parties (if required) for execution, delivery and performance of this Agreement.

3.3                     Neither the execution and delivery of this Agreement or any Assignment Contract nor the performance of its obligations hereunder or under any Assignment Contract will (i) result in a breach of any relevant PRC Laws; (ii) conflict with Party C’s bylaws or other organizational documents; (iii) result in a breach of any contract or document to which it is a party or by which it is bound, or constitute a breach of any contract or document to which it is a party or by which it is bound or document under which it is a party or by which it is bound; (iv) result in a breach of any condition relating to the grant and/or continuation in force of any license or approval granted to any party; or (v) result in the suspension or revocation of, or the imposition of conditions on, any license or approval granted to any party.

3.4                     Party B has a good and merchantable title to the equity interests in Party C he holds. Except for Party B’s Equity Pledge Agreement and Party B’s Powers of Attorney, Party B has not placed any security interest on such equity interests;

3.5                     Party C has a good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets;

3.6                     Party C does not have any outstanding debts, except for (i) any debts incurred in the ordinary course of business; and (ii) any debts disclosed to Party A for which Party A’s written consent has been obtained.

3.7                     Party C has complied with all laws and regulations of China applicable to asset acquisitions; and

3.8                     There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in Party C, assets of Party C or Party C.

4                     Term of Agreement

This Agreement shall become effective as of its execution by the Parties, and expire when the entire equity interests of Party C held by Party B have been transferred to Party A and/or any other person designated by Party A in accordance with this Agreement.

5                     Governing Law and Resolution of Disputes

5.1                     Governing Law

The execution, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

5.2                    Methods of Resolution of Disputes

If there is any dispute arising out of or in connection with this Agreement, each Party shall have the right to submit the dispute to China International Economic and Trade Arbitration Commission Shanghai Sub-Commission for arbitration in Shanghai in accordance with the arbitration rules then in effect. The arbitration tribunal shall consist of three arbitrators appointed in accordance with arbitration rules. The claimant shall appoint one arbitrator, and the respondent shall appoint one arbitrator. The third arbitrator shall be appointed by the above two arbitrators through consultation or designated by China International Economic and Trade Arbitration Commission Shanghai Sub-Commission. The arbitration shall be conducted in confidentiality and the language used in the arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties. In appropriate circumstances, the arbitral tribunal or arbitrator may award compensation, award injunctive relief (including, but not limited to, those required for the conduct of business or the forced transfer of assets) or filing a petition for winding-up in accordance with the dispute resolution provisions and/or applicable PRC law with respect to the parties’ equity, assets, property interests or land assets. Furthermore, the Parties shall have the right to apply for interim remedies from any competent court that has jurisdiction, (including the courts located in Hong Kong, the courts at the place where the VIE Co is registered (which is Beijing, China), the courts located in Cayman Islands and the courts at the place where the major assets of the VIE Co is located), during formation of the arbitration tribunal. During the course of arbitration, the Parties shall continue to have their other rights hereunder and perform their obligations hereunder, except for those in dispute and under arbitration.

6                     Taxes and Fees

Each party shall bear by itself any and all transfer and registration taxes, expenses and fees incurred by or imposed on such party under the laws of the PRC in connection with the preparation and execution of this Agreement and each Assignment Contract and the consummation of the transactions contemplated by this Agreement and each Assignment Contract.

7                     Notices

7.1                     All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered by hand or registered mail with postage prepaid, or commercial courier service or facsimile transmission. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1                     Notices given by hand (including courier service) shall be deemed effectively given on the date of acknowledgement of receipt in writing;

7.1.2                     Notices given by registered mail (postage prepaid) shall be deemed effectively given on the 15th day after the date set on the return receipt of the registered mail; and

7.1.3                     Notices given by facsimile shall be deemed to have been received on the date shown on the facsimile, provided that if such facsimile is sent after 5.00 p.m. or on a non-business day in the place of delivery, the notice shall be deemed to have been received on the next business day.

7.2                    For the purpose of notices, the addresses of the Parties are as follows:

Party A: Shanghai SINA Leju Information Technology Co., Ltd.
Address: G/F, Building G, No. 8 South Dongfeng Road, Chaoyang District, Beijing
Attention: Qiang MA
Fax: 010- 58952300
E-mail: maqiang@leju.com

Party B: Xudong ZHU
Address: 5F, Gravity Building, No.788, Guangzhong Road, Jing’an District, Shanghai
Attention: Xudong ZHU
Fax: 021-60868860
E-mail: jinyue200608@163.com

Party C: Beijing Yisheng Leju Information Services Co., Ltd.
Address: G/F, Building G, No. 8 South Dongfeng Road, Chaoyang District, Beijing
Attention: Qiang MA
Fax: 010- 58952300
E-mail: maqiang@leju.com

7.3                    Any Party may change its address for notices by a notice delivered to the other Party in the manner set forth herein.

8                     Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged in connection with this Agreement, the contents of this Agreement, and the preparation or performance of this Agreement by each other shall be confidential information. Each Party shall maintain confidentiality of all such confidential information, and without prior written consent of the other Party, it shall not disclose any confidential information to any third parties, except for the information that: (a) is or will become known to the public (other than through the receiving Party’s unauthorized disclosure); (b) is required to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach under for this Agreement.

9                     Further Warranties

The parties agree to execute promptly such documents as are reasonably necessary or expedient to carry out the provisions and purposes of this Agreement and to take such further action as is reasonably necessary or expedient to carry out the provisions and purposes of this Agreement.

10              Default Liability

10.1             If Party B or Party C materially breaches any of the covenants made under this Agreement, Party A shall have the right to terminate this Agreement and/or seek damages from Party B or Party C; this Section 10 shall not preclude exercise of any other rights hereunder by Party A.

10.2             Party B or Party C shall not have any right to terminate this Agreement in any event unless otherwise required by applicable laws.

11              Miscellaneous

11.1             Amendment, change and supplement

Any amendment, change and supplement to this Agreement shall be made by the Parties with agreement in writing.

11.2             Entire agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

11.3             Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.4             Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect under any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish intentions of the Parties to the greatest extent permitted by law, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.5             Successors

This Agreement shall be binding on and shall inure to the benefit of the respective successors of the Parties and the permitted assigns of such Parties.

11.6             Survival

11.6.1              Any obligation that has accrued or become due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.6.2              The provisions of Sections 5, 8, 10 and this Section 11.6 shall survive the termination of this Agreement.

11.7             Waiver

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

11.8             Language and Counterparts

This Agreement is written in Chinese in three counterparts, with Party A, Party B and Party C having one copy thereof.

11.9             Substitutability

This Agreement shall supersede and replace the Exclusive Call Option Agreement executed by and among the Parties on February 17, 2017. Upon the effectiveness of this Agreement, the Exclusive Call Option Agreement executed by and among the Parties on February 17, 2017 shall be invalid immediately.

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IN WITNESS WHEREOF, the Parties have caused this Exclusive Call Option Agreement to be executed by their authorized representatives on the date first written above with immediate effect.

Shanghai SINA Leju Information Technology Co., Ltd. (Seal)

/seal/ Shanghai SINA Leju Information Technology Co., Ltd.

By:
Name: Yinyu HE
Title: Legal Representative

IN WITNESS WHEREOF, the Parties have caused this Exclusive Call Option Agreement to be executed by their authorized representatives on the date first written above with immediate effect.

Xudong ZHU

By:	/s/ Xudong ZHU

IN WITNESS WHEREOF, the Parties have caused this Exclusive Call Option Agreement to be executed by their authorized representatives on the date first written above with immediate effect.

Beijing Yisheng Leju Information Services Co., Ltd. (Seal)

/seal/ Beijing Yisheng Leju Information Services Co., Ltd.

By:
Name: Yinyu HE
Title: Legal Representative